CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 19, 2011, relating to the financial statements and financial highlights which appear in the November 30, 2010 Annual Report to Shareholders of Invesco Van Kampen High Yield Municipal Fund, one of the funds constituting AIM Tax-Exempt Funds (Invesco Tax-Exempt Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Houston, Texas
March 24, 2011